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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RIGHTNOW TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of RightNow Technologies, Inc. to be held at 11:30 a.m. Mountain Daylight Savings Time on Friday, June 6, 2008 at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715.

        Your vote at the Annual Meeting is important to us. At the Annual Meeting, the stockholders will be asked to elect one director and to ratify the appointment of our independent registered public accounting firm for 2008. The Notice of 2008 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

        We are pleased to provide proxy materials to our stockholders over the Internet, which we believe will lower the costs of delivering such materials while also reducing the environmental impact of printing and mailing. We have mailed beneficial owners of our stock a notice containing instructions on how to access our 2008 Proxy Statement and 2007 Annual Report on Form 10-K and vote online. The notice also includes instructions on how to receive a paper copy of annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card were enclosed.

        Our Board of Directors recommends that stockholders vote in favor of the election of the nominated director and the ratification of our independent registered public accounting firm. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible by phone, through the Internet or, if you are a record holder of our stock, by marking, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Greg R. Gianforte Chairman, Chief Executive Officer and President

RIGHTNOW TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2008

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of RightNow Technologies, Inc., a Delaware corporation, will be held on Friday, June 6, 2008, at 11:30 a.m. Mountain Daylight Savings Time at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715, as more fully described in the Proxy Statement. Matters to be voted upon at the Annual Meeting include the following:

  1.
  To elect one director to serve for a three-year term ending at the 2011 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal;

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and

  3.
  To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on April 14, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please vote your shares by phone, through the Internet or, if you are a record holder of our stock, by marking, signing, dating, and returning the enclosed proxy card in the enclosed envelope.

        You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Alan A. Rassaby Secretary

Bozeman, Montana
April 22, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE AS PROMPTLY AS POSSIBLE BY PHONE, THROUGH THE INTERNET OR, IF YOU ARE A RECORD HOLDER OF OUR STOCK, BY MARKING, SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

RIGHTNOW TECHNOLOGIES, INC.
136 Enterprise Boulevard
Bozeman, Montana 59718

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2008

General

        The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors (the "Board") of RightNow Technologies, Inc., a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders to be held on Friday, June 6, 2008 (the "Annual Meeting") and at any adjournment or postponement thereof. The Annual Meeting will be held at 11:30 a.m. Mountain Daylight Savings Time at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715. These proxy materials were mailed on or about April 25, 2008 to record holders of our stock entitled to vote at the Annual Meeting.

        We are mailing a Notice of Internet Availability of Proxy Materials (the "Proxy Notice") on April 25, 2008 to all beneficial owners of our stock entitled to vote at the Annual Meeting.

Voting; Quorum

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the Proxy Notice and are described in more detail in this Proxy. On April 14, 2008, the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were of 33,569,371 shares of our common stock (the "Common Stock") outstanding and approximately 95 holders of record according to information provided by our transfer agent. No shares of our preferred stock are outstanding. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

        The presence at the Annual Meeting, either in person or by proxy, of holders of shares of our outstanding stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business. In the election of the director under Proposal One, the nominee receiving the highest number of affirmative votes of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. With regard to Proposal Two, the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked "withheld" will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders, will not have the effect of negative votes and will not affect the outcome of the election of the director. With regard to Proposal Two, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.

Proxies

        If the enclosed form of Proxy is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the director proposed by the Board under Proposal One unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal Two described in the Proxy Notice and Proxy. You may revoke or change your Proxy at any time before the Annual Meeting by filing with our corporate Secretary, at our principal executive offices at 136 Enterprise Boulevard, Bozeman, Montana 59718, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 6, 2008.

        We have adopted the new Securities and Exchange Commission rules that allow issuers to provide proxy materials to their stockholders on the Internet for annual stockholders' meetings. We believe that internet availability of proxy materials will lower the costs of delivering such materials while also reducing the environmental impact of printing and mailing. Under these new rules, we mailed to beneficial owners of our stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs beneficial owners on how to access their proxy card to vote through the Internet or by telephone.

        The Proxy Statement and Annual Report on Form 10-K are available at: http://investor.rightnow.com/annual-proxy.cfm.

Solicitation

        We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

        Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our Bylaws. Stockholder proposals that are intended to be presented at our 2009 Annual Meeting of Stockholders (the "2009 Annual Meeting") and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 26, 2008, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current Bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not more than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting.

        In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to the proxy holders to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 11, 2009, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement.

        Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 136 Enterprise Boulevard, Bozeman, Montana 59718. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the 2008 Annual Meeting. The enclosed Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

Note with Respect to Forward-Looking Statements

        We have made certain forward-looking statements in this Proxy Statement that relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends" and similar words and expressions are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

        Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our board of directors. As a result, a portion of our board of directors will be elected each year. Our board of directors currently consists of six persons. Mr. Lansing has been designated a Class II director whose term expires at the 2008 Annual Meeting of Stockholders. Mr. Allen and Ms. Taylor have been designated Class III directors whose terms expire at the 2009 Annual Meeting. Messrs. Gianforte, Avis and Kendra have been designated Class I directors whose terms expire at the 2010 Annual Meeting.

        The class whose term of office expires at the Annual Meeting currently consists of one director. On the recommendation of the nomination and governance committee, our board of directors, including its independent directors, selected and approved Mr. Lansing as nominee for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2011 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier resignation or removal. If the nominee is elected, our board of directors will consist of six persons.

        The nominee for election is currently a member of our board of directors and has agreed to serve if elected. Management has no reason to believe that the nominee will be unavailable to serve. In the event the nominee named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominee named below.

Directors and Nominees

        The names of our directors and nominees, their ages and positions as of March 31, 2008, and biographical information about them, are as follows:

Name	Age	Position
Greg R. Gianforte	46	Chairman, Chief Executive Officer and President
Richard E. Allen(1)(2)	50	Director
Gregory M. Avis(1)(3)	49	Director
Thomas W. Kendra(1)(3)	53	Director
William J. Lansing(3)(2)	49	Director
Margaret L. Taylor(2)	56	Director

(1)
Member of Audit Committee. Mr. Kendra was appointed to the Audit Committee in March 30, 2007.

(2)
Member of Compensation Committee. Mr. Lansing was appointed to our Compensation Committee on January 15, 2008.

(3)
Member of Nomination and Governance Committee. Mr. Kendra was appointed to our Nomination and Governance Committee on January 15, 2008.

Nominee for Term Ending Upon the 2011 Annual Meeting of Stockholders

        William J. Lansing, 49, has served on our board of directors since April 2000. Mr. Lansing was Chief Executive Officer, President and a director of ValueVision Media, Inc., a direct marketing company, from December 2003 to October 2007. Prior to that time, Mr. Lansing was a general partner of General Atlantic Partners, LLC, a private equity investment firm, from 2001 to December 2003. From 2000 to September 2001, Mr. Lansing was the Chief Executive Officer and a director of NBC Internet, Inc., an Internet portal company. From 1998 to March 2000, Mr. Lansing served in various positions for Fingerhut Companies, Inc., a direct marketing company, including President and Chief Executive Officer. From November 1996 to May 1998, Mr. Lansing served as Vice President of Corporate Business Development for General Electric Corp. and was a member of General Electric's Corporate Executive Council. From January 1996 to October 1996, he served as Chief Operating Officer of Prodigy, Inc., an on-line service company. From 1986 through 1995, Mr. Lansing was first an associate and later a principal at McKinsey & Co., a management consulting company. Mr. Lansing serves on the board of directors of Digital River, Inc., an electronic commerce solutions provider, and Fair Isaac Corporation, a decision analytics company. Mr. Lansing holds a B.A. degree in English from Wesleyan University and a J.D. degree from Georgetown University.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders

        Greg R. Gianforte, 46, is our founder, Chairman, Chief Executive Officer and President. Prior to founding RightNow in September 1995, he was the Vice President of North American Sales of McAfee, Inc. (formerly Network Associates, Inc.), a provider of network security and tools. Before joining McAfee Associates, Mr. Gianforte founded Brightwork Development, a developer of network management applications, in 1986, and served as President of Brightwork until 1994 when Brightwork was acquired by McAfee Associates. Mr. Gianforte also beneficially owns, directly or indirectly, a membership interest in Genesis Partners, LLC, from whom we lease our principal offices. Mr. Gianforte holds a B.E. degree in electrical engineering and an M.S. degree in computer science from Stevens Institute of Technology.

        Gregory M. Avis, 49, has served on our board of directors since December 2000. Mr. Avis is a founding managing director of Summit Partners, a private equity and venture capital firm, since 1990. Mr. Avis also serves on the board of directors of Ditech Communications Corporation, a telecommunications products developer, and currently serves on the board of directors of two privately held companies. Mr. Avis holds a B.A. degree, cum laude, in political economy from Williams College and an M.B.A. degree with Distinction from Harvard University.

        Thomas W. Kendra, 53, was appointed to our board of directors in March 2007. Since January 2004, Mr. Kendra has held senior positions at Symantec Corporation, an infrastructure software company, where he has served successively as Group President Sales and Services, Group President Security and Data Management, and Group President Security and Compliance. Since February 2008, he has been assisting Symantec as it completes a transition to a new organization structure. Mr. Kendra is expected to leave his employment at Symantec at the end of June 2008. Before joining Symantec in January 2004, he spent 26 years at International Business Machines Corp. (IBM), an information technology company, where he was a member of IBM's senior leadership team and held executive positions including vice president of marketing and sales for the database division, vice president of worldwide server sales, and vice president for the software business in Asia Pacific and Japan. Mr. Kendra holds a B.S. degree in business administration from Indiana University.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders

        Richard E. Allen, 50, has served on our board of directors since May 2004. Mr. Allen was the Chief Financial Officer of J.D. Edwards (now Oracle, Inc.), an enterprise application software company, from

January 1990 to September 2003, and had held several senior management positions and titles since joining J.D. Edwards in August 1985. Mr. Allen served as a member of J.D. Edwards' board of directors from September 1991 to July 2003. Prior to joining J.D. Edwards, Mr. Allen served as controller for Luff Exploration, an oil and gas exploration and production company, from 1982 to 1985, and as a senior accountant with Coopers & Lybrand, a public accounting firm, from 1979 to 1982. Mr. Allen serves on the board of directors of HireRight, Inc., an on-demand employment screening solution provider and four privately-held companies. Mr. Allen holds a B.A. degree in business administration with a concentration in accounting from Colorado State University.

        Margaret L. Taylor, 56, is our lead independent director and has served on our board of directors since April 2000. Ms. Taylor has been a managing partner of B3 Ventures, an investment management firm, since 1999. Ms. Taylor served as President of PeopleSoft Investments, Inc., a subsidiary of PeopleSoft, Inc. and a provider of enterprise application software, from December 1989 to December 2005; and as President of Nevada Pacific Development Corp., a consulting services firm, from 2000 to 2003. From 1999 to 2001, Ms. Taylor served as the Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From 1989 to 1999, Ms. Taylor was the Senior Vice President of PeopleSoft (now Oracle, Inc.). Prior to joining PeopleSoft in 1989, she served in various management positions for The Hibernia Bank of San Francisco, California and the Bank of California. Ms. Taylor also serves on the board of directors of Fair Isaac Corporation, a decision analytics company and HireRight, Inc., an on-demand employment screening solution provider and serves on the board of directors of two privately held companies. Ms. Taylor holds a B.A. degree in communications and psychology from Lone Mountain College.

        There are no family relationships among any of our directors, nominees or executive officers.

Corporate Governance, Board Composition and Board Committees

        Independent Directors.    Each of our directors other than Mr. Gianforte qualifies as an independent director in accordance with the published listing requirements of The Nasdaq Stock Market LLC, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities as they may relate to us and our management, including transactions in the ordinary course of business between us and entities with which some of our directors are associated.

        Lead Independent Director.    On May 31, 2006, our board of directors appointed Ms. Taylor, one of our non-employee directors, to serve in a lead independent director capacity. Ms. Taylor's specific responsibilities as lead independent director includes: (a) advising the chairman of the board as to an appropriate schedule of board meetings; (b) providing the chairman of the board with input as to the preparation of the agendas for the board and committee meetings; (c) advising the chairman of the board as to the quality, quantity and timeliness of the information submitted by our management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties; (d) developing the agendas for and serving as chairperson of the executive session of our board's non-employee directors; and (e) serving as principal liaison between our non-employee directors and our chairman of the board on sensitive issues.

        Board Structure and Committees.    Our board of directors has established an audit committee, a compensation committee and a nomination and governance committee. Our board of directors and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also hold separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our web site at http://www.rightnow.com under the Investor Relations section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

        Audit Committee.    The audit committee of our board of directors reviews and monitors our corporate financial statements and reporting and our internal and external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. In accordance with our audit committee's charter and our policies regarding related person transactions, all related person transactions are approved by our audit committee and board of directors before we enter into them. Please see the information set forth under the heading "Policies and Procedures for Related Person Transactions" in this Proxy Statement for additional details about our policies regarding related person transactions. The current members of our audit committee are Messrs. Allen (Chair), Avis and Kendra. Mr. Kendra was appointed in March 2007 to fill a vacancy created when Ms. Taylor resigned from our audit committee. Our audit committee held seven meetings during 2007.

        In addition to qualifying as independent under the Nasdaq rules, each member of our audit committee can read and has an understanding of fundamental financial statements, and each qualifies as independent under special standards established by the SEC for members of audit committees.

        Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Allen is the independent director who has been determined to be an audit committee financial expert. This designation is a disclosure requirement of the SEC related to Mr. Allen's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Allen any duties, obligations or liability that are greater than are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

        Compensation Committee.    The compensation committee of our board of directors reviews and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock options and other incentive compensation arrangements. In addition, our compensation committee administers our stock option plans, including reviewing and granting stock options, with respect to our executive officers and directors, and from time to time assists our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves various other of our compensation policies and matters. The current members of our compensation committee are Messrs. Allen and Lansing and Ms. Taylor (Chair). Mr. Lansing was appointed in January 2008 to fill a vacancy created when Mr. Evans resigned from our board of directors in December 2007. Our compensation committee held five meetings during 2007.

        Nomination and Governance Committee.    The nomination and governance committee of our board of directors reviews and reports to our board of directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our nomination and governance committee reviews and makes recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This includes an assessment of each candidate's independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our long-term interests as well as those of our stockholders. These factors, and others as considered useful by our nomination and governance committee, are reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nomination and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. Our nomination and governance committee leads the search for and selects, or recommends that our board of directors select, candidates for election to our board of directors (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our chief executive officer. From time to time, our nomination and governance committee may engage the services of a third-party search firm to identify director candidates. The members of our nomination and governance committee are Messrs. Avis, Kendra, and Lansing (Chair). Mr. Kendra was appointed in January 2008 to fill a vacancy created when Mr. Evans resigned from our board of directors in December 2007. Our nomination and governance committee held three meetings during 2007.

        Although our nomination and governance committee does not have a formal policy on stockholder nominations, it will consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by certain required information about the candidate, in accordance with the procedures set forth in Article III, Section 3.02 of our Bylaws and in the charter of our nomination and governance committee. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair of our nomination and governance committee, care of our corporate Secretary, by the deadline for stockholder proposals set forth above under "Deadline for Receipt of Stockholder Proposals." The charter of our nomination and governance committee and Article III, Section 3.02 of our Bylaws require that such recommendation specify the following information: (a) the name and address of the nominee; (b) the name and address of the stockholder making the nomination; (c) the number of shares of our common stock entitled to vote at such meeting held by the stockholder; (d) a representation that the nominating stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice; (e) the nominee's qualifications for membership on our board of directors; (f) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director; (g) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder; (h) all other companies to which the nominee is being recommended as a nominee for director; and (i) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates.

        Our nomination and governance committee has not received any nominations from any of our stockholders in connection with this Annual Meeting. On the recommendation of our nomination and governance committee, our board of directors, including its independent directors, selected and approved the nomination of Mr. Lansing for election at the Annual Meeting. Mr. Lansing is standing for re-election by our stockholders.

        Annual Self-Evaluations.    Each of our committees evaluates its own performance as a committee annually. The evaluations include committee effectiveness and compliance with their respective charters. The results of such evaluations and recommended changes are reported to the board of directors. The nomination and governance committee oversees an annual review of the performance of the full board, and oversees the annual self-evaluation process of each board committee.

        Director Resignation Policy.    In order to ensure appropriate representation on our board of directors, our board of directors has adopted a policy regarding resignation upon a director's retirement or change in principal occupation or business association from the position the director held on the latter of: (a) the effective date of the policy; (b) the date when the director was last elected to our board of directors; and (c) the date, if any, our board of directors last rejected an offer by the director to resign under the policy. Under the policy, upon such a change in position, a director shall offer his or her resignation as a board member to our nomination and governance committee, which committee will then recommend that our board of directors accept or reject the offer of resignation based on a review of the individual's change in position and any effect it may have on the director's service on our board of directors in all circumstances.

        Succession Plan.    Our board has reviewed, and participated in discussions about a succession plan for our Chief Executive Officer and all members of its executive management team which includes identifying and developing internal candidates, wherever appropriate. If no internal candidate appears ready, one or more executive recruiting firms would be retained to identify external candidates. The criteria for a person to succeed the Chief Executive Officer and/or other members of the executive management team are evaluated at least annually.

        Director Education.    Director education is a valuable component of corporate governance. We have adopted a policy whereby directors are supported in their pursuit of education relevant to their duties and corporate governance.

        Board and Committee Meetings.    Our board of directors held seventeen meetings during 2007 and acted by written consent on two occasions in 2007. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which such director served during 2007. All of our current directors attended our annual meeting of stockholders in 2007. Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meetings of stockholders, directors are encouraged to attend, except where the failure to attend is due to unavoidable circumstances or conflicts.

        Stockholder Communications.    Our board of directors has implemented a process by which stockholders may send written communications to the attention of the board, any committee of the board or any individual board member, in care of our corporate Secretary at 136 Enterprise Boulevard, Bozeman, Montana 59718. This centralized process will assist the board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the board's consideration will not be forwarded to the board. Any communications not forwarded to the board will be retained for a period of twelve months and made available to any of our independent directors upon their general request to view such communications. In addition, our corporate Secretary will provide all non-forwarded communications to the Chairman of our nomination and governance committee at least annually. There were no changes in this process in 2007.

        Code of Ethics and Business Conduct.    Our board of directors has adopted a code of ethics and business conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. The full text of our code of ethics and business conduct is posted on our web site at http://www.rightnow.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Required Vote

        The nominee receiving the highest number of affirmative votes of the outstanding shares of the Common Stock present or represented by proxy and entitled to be voted for the nominee, shall be elected as director. Each Proxy cannot be voted for a greater number of persons than one.

Recommendation of Our Board of Directors

        Our board of directors recommends that stockholders vote FOR the election of the nominee listed above.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has selected the firm of KPMG LLP, our independent registered public accounting firm during 2007, to serve in the same capacity for 2008, and we are asking stockholders to ratify this appointment. Stockholder ratification of such selection is not required by our Bylaws or other applicable legal requirement. However, our board of directors is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in our and our stockholders' best interests.

        A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for the years ended December 31, 2006 and 2007 were as follows:

Services rendered	2006	2007
Audit(1)	$610,000	$611,000
Audit-related(2)	—	—
Tax(3)	$131,000	$148,000
All other fees(4)	—	—

Total	$741,000	$759,000

    (1)
    Fees billed for the audit of our annual financial statements for the years ended December 31, 2006 and 2007. Audit services for 2006 and 2007 include fees for the audit of annual financial statements, including internal control over financial reporting, quarterly reviews, statutory audits of foreign subsidiaries and consents on Form S-8.

    (2)
    None.

    (3)
    Tax fees for compliance, planning and expatriate tax services.

    (4)
    None.

Determination of Independence

        Our audit committee has determined that the fees received by KPMG LLP for the non-audit services listed above are compatible with maintaining KPMG LLP's independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our audit committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Our audit committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided at or near the beginning of the year to which the services pertain. Our audit committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to our audit committee at the next scheduled meeting.

Vote Sought

        The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008.

Recommendation of Our Board of Directors

        Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for 2008.

OTHER MATTERS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" or incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The audit committee carries out its responsibilities pursuant to its written charter, and the members of the 2007 audit committee of RightNow's board of directors have prepared and submitted this audit committee report. Each audit committee member is considered independent because each member satisfies the independence requirements for board members prescribed by the applicable rules of Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

        Among other things, the audit committee oversees RightNow's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management RightNow's audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and management's assessment of RightNow's internal control over financial reporting.

        The audit committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and an opinion on the effectiveness of internal control over financial reporting, their judgments as to the quality, not just the acceptability, of RightNow's accounting principles and such other matters as are required to be discussed with audit committees by Statement on Auditing Standards No. 61, Communication With Audit Committees, as may be modified or supplemented. In addition, the audit committee discussed with the independent auditors their independence from management and RightNow; such discussions included matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, as may be modified or supplemented. Throughout the year and prior to the performance of any such services the audit committee also considered the compatibility of potential non-audit services with the auditors' independence.

        The audit committee discussed with RightNow's independent auditors their overall approach, scope and plans for the audit. At the conclusion of the audit, the audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of RightNow's internal control over financial reporting, and the overall quality of RightNow's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

        The audit committee has also recommended, subject to stockholder approval, the selection of KPMG LLP to continue as RightNow's independent auditors for 2008.

Submitted by the Audit Committee of the Board of Directors
Richard E. Allen, Chair Gregory M. Avis Thomas W. Kendra (appointed March 30, 2007) Margaret L. Taylor (resigned March 30, 2007)

Executive Officers

        The names of our executive officers, their ages and positions as of March 31, 2008, and biographical information about them, are as follows:

Name	Age	Position
Greg R. Gianforte	46	Chairman, Chief Executive Officer and President
Joseph Brown	58	Vice President and General Manager EMEA
Susan J. Carstensen	45	Chief Operating Officer, Vice President and Assistant Secretary
Steven D. Daines	45	Vice President and General Manager Asia Pacific
Jeffrey C. Davison	43	Chief Financial Officer, Vice President and Treasurer
Jason Mittelstaedt	32	Chief Marketing Officer and Vice President of Marketing
Michael A. Myer	41	Chief Technology Officer and Vice President of Development
Alan A. Rassaby	52	Vice President of Legal and Risk Management, General Counsel and Secretary
Michael A. Saracini	43	Vice President and General Manager Americas

        The following is a brief description of the capacities in which each of our executive officers who is not also a director has served, and other biographical information. The biography of Mr. Gianforte appears earlier in this proxy statement under "Proposal One: Election of Directors—Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders."

        Joseph Brown, 58, has been our Vice President and General Manager of Europe, Middle East and Africa since June 2007. Mr. Brown joined us in 2005 as Vice President of Voice Solutions. Prior to that time he was Chief Executive Officer and General Manager at Edify Corporation, a multi-channel contact center software company that delivered voice recognition and contact center software integrating e-mail, web, fax, voice, and other communications channels from May 1998 through February 2003, a Senior Vice President of Worldwide Field Operations at Auspex Systems, Inc., a company that developed, manufactured, sold and supported a line of high-performance UNIX/ Windows NT multi-protocol network file and data servers from January 1994 to February 1998 and Vice President of Marketing for Unisys Corporation's UNIX Systems Division, a worldwide information technology consulting services and solutions company. Mr. Brown has over 25 years of technology industry experience in sales and marketing organizations. Mr. Brown holds a Bachelor of Commerce degree from the University of Witwatersrand and an M.B.L. in general management from the University of South Africa.

        Susan J. Carstensen, 45, has been our Chief Operating Officer and Vice President since January 2008. Prior to that time, Ms. Carstensen served as our Chief Financial Officer and Treasurer since October 1999 and has been our Assistant Secretary since October 2003. She served as one of our directors from October 1999 to April 2000 and as our Secretary from October 1999 to October 2003. From 1995 to October 1999, Ms. Carstensen held various positions in finance and audit at Powerhouse Technologies, Inc., a diversified gaming technology company, including Chief Financial Officer from 1997 until June 1999. Prior to joining Powerhouse, Ms. Carstensen spent three years in financial management for Martin Marietta Astronautics Group, an aerospace and defense contractor, and six years before that at Ernst & Young LLP. Ms. Carstensen holds B.S. and B.A. degrees in business and political science from Montana State University.

        Steven D. Daines, 45, has been our Vice President and General Manager of Asia Pacific since June 2007. Since joining us in June 2000, Mr. Daines has served in the positions of Vice President Customer Services and Vice President North America sales. Prior to joining us, Mr. Daines spent 13 years with The Procter & Gamble Company ("P&G"), a provider of consumer products. He spent seven years with P&G managing U.S. operations, followed by six years based in China, leading their business expansion into greater China. Mr. Daines holds a B.S. degree in Chemical Engineering from Montana State University.

        Jeffrey C. Davison, 43, has been our Chief Financial Officer, Vice President and Treasurer since January 2008. Mr. Davison joined us in November 1999 as Controller. In November 2000 he was promoted to Vice President Sales Operations and served in that role until April 2006 when he was promoted to Vice President Finance and Operations. Mr. Davison was the corporate controller for Powerhouse Technologies, a gaming technology company, from 1998 to 1999 and vice president finance and controller for United Tote Company and the Sunland Racetrack and Casino, both divisions of Powerhouse Technologies from 1995 to 1999. A CPA and graduate of Montana State University, Mr. Davison has previous experience in audit roles with KPMG LLP, an accounting firm, and PacifiCorp, a diversified utility company.

        Jason Mittelstaedt, 32, has been our Vice President of Marketing since January 2006 and our Chief Marketing Officer since March 3, 2008. Mr. Mittelstaedt has held several positions in marketing, including product management and corporate marketing, since joining us in 2000. Prior to 2000, Mr. Mittelstaedt held several positions at Intel Corporation, the world's leading provider of microprocessors, including strategic planning and product marketing. He recently completed Harvard Business School's General Management Program and has received his B.S. in Engineering Physics from Northwest Nazarene University.

        Michael A. Myer, 41, has been our Vice President of Development since August 2000 and Chief Technology Officer since July 2005. Prior to that time he served as our Director of Development from August 1998. From 1987 through August 1998, Mr. Myer held various positions in computer research and product development with AT&T Corp., Lucent Technologies (previously a subsidiary of AT&T Corp.) and Bell Labs Research, all telephony-related companies. Mr. Myer holds M.S. and B.S. degrees in computer science from Rutgers University and an AS degree in computer science from Penn State University.

        Alan A. Rassaby, 52, has been our General Counsel and Secretary since October 2003 and our Vice President of Legal and Risk Management since June 2000. From 1998 to February 2000, Mr. Rassaby was the Senior Vice President, Legal and Administration for Powerhouse Technologies, Inc., a diversified gaming technology company, and Senior Vice President and General Counsel of Anchor Gaming, after Anchor's acquisition of Powerhouse. Prior to joining Powerhouse, Mr. Rassaby was a partner in the Australian law firm of Phillips Fox Lawyers from 1994 to December 1998. Mr. Rassaby holds Arts and Law degrees from the University of New South Wales in Australia and a Master of Laws from the London School of Economics and Political Science of London University. He is a member of the State Bars of Victoria and New South Wales in Australia, and of Oregon in the United States.

        Michael A. Saracini, 43, has been our Vice President and General Manager of Americas since June 2007. Mr. Saracini joined us in 2005 as our Vice President of North American Sales. From 2003 to 2005 Mr. Saracini served in sales management roles with Siebel Systems, a software and technology company. From 1997 to 2003 he served as a senior vice president and group general manager with Computer Associates, also a software and technology company. Mr. Saracini attended the University of Texas where he studied Business Administration with an emphasis on finance.

        Our executive officers are elected by our board of directors on an annual basis and serve at the discretion of our board of directors until their successors have been duly elected and qualified or until their earlier resignation or removal.

Executive Compensation

Compensation Discussion and Analysis

        The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

Role of Compensation Committee

        It is the responsibility of the compensation committee of our board of directors to oversee our general compensation policies; to determine the base salary and cash incentives to be paid to our chief executive officer; and to make recommendations to the board of directors with respect to the base salary and cash incentives to be paid each year to our other executive officers. In addition, the compensation committee administers our 2004 Equity Incentive Plan with respect to stock option grants and direct stock issuances made to the executive officers. The three broad components of our executive officer compensation are base salary, cash incentive awards, and long term equity-based incentive awards. The compensation committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the compensation committee reviews the relationship of executive compensation to corporate performance and relative stockholder return. After evaluating and approving the overall compensation packages, including option grants, provided to each of our executive officers, the compensation committee makes a recommendation to the board of directors to accept such approval. The compensation committee believes that our current compensation plans are competitive and reasonable. Below is a description of the policies and processes that govern the compensation paid to the Company's executive officers, as reflected in the accompanying compensation tables.

General Compensation Philosophy

        We operate in a highly competitive and rapidly changing segment within the high-technology industry where competition for executive talent is intense. The compensation committee believes that our compensation programs for executive officers should: a) be designed to attract, motivate and retain talented executives responsible for our success, b) be competitive, and c) reward individuals based on the achievement of designated financial targets, and based on individual contribution. Within this philosophy, the committee's objectives are to:

  •
  Offer a total compensation program that takes into consideration the compensation practices of other high technology companies of similar size with which we compete for executive talent;

  •
  Provide annual cash incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

  •
  Strengthen the alignment of the interests of executive officers with those of stockholders by providing significant equity-based, long-term incentive awards.

Compensation Components and Process

        The compensation committee's conclusions on the compensation levels for the executive officers are based in part on executive compensation data drawn from nationally recognized surveys. When evaluating market data for compensation comparison purposes, the committee seeks to obtain data from organizations considered to be comparable from a variety of perspectives, in order to ensure comparisons include both relevant labor market for talent as well as business competitors. For 2006 and 2007, the compensation committee engaged Towers Perrin, a nationally recognized compensation consulting company, to provide data on market compensation levels for executives in comparable positions at comparable companies. Towers Perrin was engaged by, and reports directly to, our compensation committee and performs no other services for us. Our compensation committee members interact directly with representatives from Towers Perrin. Our chief financial officer during 2007, Susan Carstensen, acted as a liaison between our compensation committee and Towers Perrin and communicated to Towers Perrin any requests made by our compensation committee for additional or refined information during 2006 and 2007. We expect that Alan Rassaby, our VP and General Counsel, will act as liaison between our compensation committee and third-party compensation advisors during 2008.

        For market data on cash compensation, which includes base salary and the annual cash incentive, published survey data were considered from three sources: 1) the Culpepper 2006 Compensation Survey, scoped to include software companies with annual revenues between $60 million and $200 million; 2) Radford's 2006 Hi-technology Compensation Survey scoped for companies with annual revenues between $50 million and $200 million; and 3) Watson Wyatt's 2006/2007 Industry Report on Top Management Compensation, which data was regressed at $100 million in annual sales to correlate with our approximate size. Data from each source were equally blended, resulting in a 33% weighting to general industry data and a 67% weighting to the software/high-technology industry. We considered the same published survey data sources during 2006.

        Information on long-term incentive compensation for 2006 and 2007 was obtained from Towers Perrin's Long-Term Incentive database. The long-term incentives are expressed as a percentage of base salary and were added to the cash compensation information from each survey to arrive at an estimate of total compensation. The totals from both surveys were averaged to arrive at an overall market estimate of total compensation

        In addition, in 2006 and 2007 we obtained compensation information from publicly traded peer companies to provide another data point in determining market for total compensation. Peer companies for 2007 included:

Advent Software, Inc.	DocuCorp International	MTC Technologies Inc.	Sapient Corp
Altiris Inc.	Dynamics Research Corp	Napster Inc.	SI International Inc.
ANSYS Inc,	Fargo Electronics Inc.	Omniture Inc.	Stellant Inc.
Arbitron Inc.	Infocrossing Inc.	Open TV Corp	SupportSoft Inc.
Art Technology Group, Inc.	Interwoven Inc.	Pegasus Solutions Inc.	Synaptics Inc.
Broadvision Inc.	LivePerson Inc.	Pegasystems Inc.	Taleo Corp
Captaris Inc.	Macrovision Corp	Phoenix Technologies Ltd.	TeleCommunication Systems
Carreker Corp	Manhattan Associates Inc.	Pixar	Vignette Corp
Computer Horizons Corp	MapInfo Corp	Radiant Systems Inc.	WebEx Communications Inc.
Computer Programs & Systems	Micromuse Inc.	Renaissance Learning Inc.	webMethods Inc.
Concur Technologies Inc.	MRO Software Inc.	Salesforce.com Inc.	Websidestory Inc.

        The combination of published survey data and data from the proxy filings of peer companies, we believe, allows us to assess relevant external market pay practices, and to understand the range of pay practices occurring in the market. These external market pay practices help inform us on the competitiveness of our pay programs.

        The compensation committee considers the published survey and peer company data, having regard to the scope of each executive officer's responsibilities, historical tally sheet data showing the history of compensation and stock option awards for each executive officer and, in the case of executive officers other than the chief executive officer, having regard to the recommendations of the chief executive officer.

        The compensation committee reviewed executive compensation for 2007 at its meetings held on November 15, 2006 and February 7, 2007. For 2006, the compensation committee considered executive compensation at its meetings held on December 1, 2005 and January 19, 2006. As described in more detail below, the results of each executive's annual performance development plan, including a comparison of performance and job description relative to achievement and potential, were reviewed and discussed.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(5)		Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(7)	Total ($)
Greg R. Gianforte CEO	2007 2006	$300,000 300,000	$	— —	$	— —	$	— —	$88,864 86,268	$	— —	$8,758 8,565	$397,622 394,833
Susan J. Carstensen COO, VP and Former CFO(1)	2007 2006	220,000 210,000		— —		— —		250,903 96,595	50,919 51,134		— —	6,419 8,707	528,241 366,435
Alan A. Rassaby VP—General Counsel	2007 2006	220,000 200,000		— —		— —		295,930 72,446	37,767 38,351		— —	8,292 9,231	561,989 320,028
Michael A. Saracini(2) VP & General Manager—Americas	2007 2006	245,000 200,000		— —		— —		168,050 89,896	109,098 109,760		— —	1,610 1,539	523,758 401,195
Jason Mittelstaedt VP—Chief Marketing Officer	2007 2006	186,250 160,000		— —		— —		280,065 181,115	34,143 39,179		— —	6,469 6,212	506,927 386,506
Jeffrey C. Davison CFO, VP and Treasurer(3)	2007 2006	170,000 156,250		— —		— —		80,783 56,651	65,033 55,618		— —	6,471 6,083	322,287 274,602
Jay Rising(4) Former President—Field Operations	2007 2006	86,686 62,580		— 24,857		— —		163,348 74,239	— 15,143		— —	3,141 —	253,175 176,819

(1)
Ms. Carstensen served as Chief Financial Officer, Vice President, Treasurer and Assistant Secretary for all of 2007 and was appointed Chief Operating Officer January 29, 2008 upon resignation of her positions as Chief Financial Officer and Treasurer.

(2)
Mr. Saracini was appointed Vice President and General Manager—Americas on April 1, 2007. The above figures for Mr. Saracini reflect his compensation earned as a non-executive officer through April 1, 2007, and as our executive officer subsequent to April 1, 2007.

(3)
Mr. Davison was appointed Chief Financial Officer, Vice President and Treasurer on January 29, 2008. The above figures for Mr. Davison reflect his compensation earned during 2006 and 2007 as a non-executive officer.

(4)
Mr. Rising commenced employment as President-Field Operations on October 9, 2006, and resigned on April 15, 2007. Mr. Rising's discretionary bonus for 2006 was approved by the compensation committee in February 2007.

(5)
Represents the dollar amount of compensation expense recognized in 2007 for financial reporting purposes related to stock option awards granted in 2007 and prior years, excluding the effects of forfeiture assumptions. Refer to Note 1(p) and Note 9, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed March 14, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(6)
See the discussion under Incentive Plan Awards for further description of our cash-based incentive plan awards.

(7)
Includes matching contributions by us under our 401(k) savings plan. All full-time equivalent employees are eligible for our 401(k) savings plan. Also includes airfare, meals and lodging for spouse attendance at our annual sales meeting.

Principal Elements of Executive Compensation

        Base Salary.    Our board of directors approves initial annual base salary for newly hired executive officers based on comparable data for similar positions at peer companies or surveys at or near the time of hire. Our compensation committee reviews all executive officer base salaries annually, taking into account both updated peer group and survey data, and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance. Each of our executive officers undergoes an annual performance review with our chief executive officer, Greg Gianforte, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the chief executive officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. To assist our compensation committee in reviewing executive officer performance in 2006 for 2007 compensation purposes and in 2005 for 2006 compensation purposes, our chief executive officer provided the compensation committee with his analysis of the performance and potential of each executive officer ranked against each other executive officer, and made recommendations based on how well each executive officer executed on his or her individual performance plan while also taking into account compensation paid by our market peer companies. In the case of the chief executive officer, the compensation committee ranked his 2006 and 2005 performance against goals set by the compensation committee early in 2006 and 2005, respectively. Decisions to adjust base salaries for 2007 and 2006 were made at the compensation committee and board meetings held on February 7, 2007, with retrospective effect to January 1, 2007, and January 19, 2006, with retrospective effect to January 1, 2006, respectively.

        Mr. Gianforte, as founder of the Company, has been a significant stockholder since our inception which we believe closely aligns his interests with stockholders' interests. At Mr. Gianforte's request, the compensation committee determined that he should not receive equity compensation or an increase in base salary for 2007. For 2006, Mr. Gianforte's base salary was increased 20% in recognition of his efforts in leading us to record financial performance in 2005. In setting 2006 compensation, the compensation committee also took into consideration the fact that Mr. Gianforte's compensation package was generally below that of chief executives of comparable companies. For other executive officers, base salaries for 2007 and 2006 were increased by a range of 5% to 16% and 5% to 18%, respectively, based on how well each executive officer executed on his or her individual performance development plan while also taking into account compensation paid by our market peer companies.

        Discretionary Bonus.    At a meeting on February 7, 2007, our board of directors, on the recommendation of our compensation committee and chief executive officer, approved a discretionary bonus for Mr. Rising for 2006 in the amount of $24,857, in consideration of his contributions during the fourth quarter of 2006 in implementing changes in the sales organization methodology. We did not award a discretionary bonus to our executive officers during the year related to 2007 due to the lack of a recommendation from our compensation committee and chief executive officer.

        Annual Cash Incentive Plan.    In parallel with its review of base salaries for executive officers, the compensation committee considers the design and structure of the executive officer annual cash incentive plan. To reinforce the attainment of our goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Cash incentive potential for each executive officer is determined based on a comparison to the cash compensation potential of comparable positions in peer groups and surveys.

        Our annual cash incentive plan is heavily weighted toward the achievement of financial goals approved by our board of directors. Our compensation committee believes that the achievement of annual financial metrics serves to align our executives' performance goals with the creation of stockholder value. For 2007, executive officers' annual cash incentive potential was based on the following financial targets:

  •
  Revenue, which is a measure of the top line growth of the business and which, we believe, is a leading indicator of our growth potential.

  •
  Operating earnings, which is a measure of our profitability that directly drives stockholder value through its impact on earnings per share. For our cash incentive plan, we use operating earnings before stock-based compensation expense because we believe the amount of stock-based compensation expense varies from period-to-period based on factors that are not, in management's view, indicative of our underlying operating performance. We believe this measure is important because the actions of management can have a significant impact upon operating earnings.

  •
  Cash flow from operations, which is the amount of cash generated by operating the business before investing and financing decisions and which, we believe, is a primary driver of stockholder value because it best measures the economics of the business.

        Our 2006 annual cash incentive plan was structured similar to our 2007 cash incentive plan.

        The 2007 cash incentive plan adopted at the compensation committee and board meetings held on February 7, 2007, was formula driven, and was constructed as follows:

  •
  Incentive opportunities established as designated dollar amounts, not as a percentage of salary;

  •
  45% of the overall incentive opportunity based on the attainment of corporate goals for revenue, operating earnings and cash flow from operations, for each of our first three fiscal quarters (e.g. 15% for each of the first three fiscal quarters), which is paid in cash each quarter;

  •
  35% of the overall incentive opportunity based on the attainment of annual goals for revenue, operating earnings and cash flow from operations, paid in cash after the close of the fiscal year; and

  •
  20% of the overall incentive opportunity based on an assessment of the officer's 2007 performance, having regard for goals and objectives documented in the executive officer's individual plan, paid in cash after the close of the fiscal year.

        The quarterly and annual components of the incentive plan were triggered when we achieved a minimum level of revenue, operating earnings or cash flow from operations. The compensation committee determines the minimum, target levels and maximum for each metric, based on known or expected business trends and the perceived difficulty in attaining each goal. For 2007, depending on the particular target, our achievement of between 80% and 90% of any one of our internal targets for revenue, operating earnings, or cash flow from operations triggered a cash incentive payment. Payouts were weighted for each target element, such that the total weights added up to 100%. Achievement below the threshold percentage of target for revenue, operating earnings and cash flow from operations resulted in a zero percent payout. The maximum payout under the incentive plan was 200% of the executive officer's designated dollar amount. The compensation committee has discretion to change the plan, reset targets, or award an additional payment for greater achievement.

        In April 2007, we appointed general managers of our three geographic territories as follows:

    -Joseph Brown, VP and General Manager—EMEA;
    -Steven D. Daines, VP and General Manager—Asia Pacific; and
    -Michael A. Saracini, VP and General Manager—Americas

        Prior to their appointments, these officers received cash incentive payment based entirely on achievement of their sales plans. Each sales plan had three components: 1) sales target levels for the respective territories, with an 80% weighting; 2) operating expenses for the respective territories, with a 10% weighting; and 3) overall corporate revenue, also with a 10% weighting. After their appointments in April 2007, these individuals' incentives were weighted 70% to the executive annual cash incentive plan described above, and 30% to the general manager sales plans.

        In general, targeted levels of performance for 2007 were set with the intention of requiring meaningful improvements in performance over 2006 actual results. In some cases, the minimum level of performance required to earn a payout represented a significant challenge. Overall, we believe performance required to achieve a minimum payout was attainable, performance required to earn a payout at the target was achievable but challenging, and performance required to qualify for maximum payouts was very difficult to achieve. Actual goal achievement for 2007 under our executive officer cash incentive plan, and annual incentives earned by our named executive officers, ranged from approximately 40% to 45% of target. Mr. Saracini's overall cash incentive for 2007 was approximately 62% of target due to achievements under the general manager sales plan. Mr. Saracini's 2006 annual cash incentives, and Mr. Davison's 2007 and 2006 annual cash incentives were earned under a non-executive compensation plans.

        For 2008, the compensation committee approved and recommended that annual cash incentives be based on our achievement of overall corporate targets for sales, operating earnings and cash flow from operations, as well as organizational development. The plan provides for a floor level of performance below which no amount is payable and a threshold level of performance which triggers a maximum payment of 200% of the target amount. In the case of executive officers other than general managers, 80% of the target incentive is payable based on overall corporate performance with the remaining 20% payable on the basis of organizational development within the executive officer's area of responsibility. One difference in approach from 2007 to 2008 is that we replaced one of our measures, revenue attainment, with sales attainment, which we feel is a better measure of our growth. For general managers, 40% of the target incentive is payable on the basis of overall corporate performance, 50% is based on the financial performance of the specific region, and 10% is based on organizational development by the general manager and professional services gross margin for the region. The 50% component is first funded on the achievement of contribution margin targets and then accelerates without a cap based on regional sales. We treat general managers' plan attainments differently from other executive officers to align their compensation with the performance of the region for which they are responsible.

        We do not publicly disclose the specific performance target levels and related criteria because they constitute highly confidential commercial or financial information. We believe that disclosing such target levels and related criteria would provide competitors with insights into our operational strategy and would therefore cause us competitive harm.

        In determining or recommending executive compensation for 2008 and beyond, the compensation committee reviewed a tally sheet of historical compensation data for the past 3 years for each executive officer, including base salary, cash incentive awards, equity-based incentive awards, perquisites, and severance entitlements.

        Long-Term Equity-Based Incentive Awards.    The goal of our long-term, equity-based incentive awards is to serve as a long term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The compensation committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive's position within the Company, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, data provided by Towers Perrin on comparable awards made to individuals in similar positions at survey companies, and the number of unvested options held by each individual at the time of any new grant. However, there is no set formula for determining the size of a stock option award. Our chief executive officer historically has made recommendations to our board of directors and compensation committee regarding the amount of stock options and other compensation to grant to our other named executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when stock options are granted. We do not require a minimum stock ownership by our executive officers, but the compensation committee considers an executive officer's existing stock holdings in determining the size of awards. Our executive officers are not permitted to hedge the economic risk of ownership of our stock.

        Under our 2004 Equity Incentive Plan, we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. We have chosen to use stock options exclusively for purposes of providing long-term incentives since we believe they best align with our objectives of providing incentives that are commensurate with total stockholder return and employee retention. Stock options provide actual economic value to the executive officer if he or she remains employed by us during the vesting period, and then only if the market price of our shares appreciates over the option term. The compensation amounts shown for stock options in the summary compensation table are calculated in accordance with Statement of Financial Accounting Standards No. 123(R) and represent the amount of compensation earned during 2007 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of SFAS 123(R).

        Stock options motivate executive officers by providing substantial upside compensation even though the entire amount of potential compensation is at risk. In the future, we may choose to grant different forms of equity compensation particularly if the use of such different forms of compensation become more prevalent in companies with which we compete or from which we intend to recruit personnel. Other factors that may lead us to provide different forms of equity compensation include, but are not limited to, the executives' perceived value of one form of equity compensation over another, the potential effect of stockholder dilution, and the financial statement cost of one form of equity compensation over the other. Under our 2004 Employee Stock Purchase Plan, we also provide all employees who work more than 20 hours per week with the ability to purchase shares of common stock, through payroll deduction, at a pre-determined discount to the closing price at the end of a six month purchase period. For 2007, our Board set the maximum permitted payroll deduction for the purposes of the Employee Stock Purchase Plan at 10% of salary, and set the pre-determined discount at 5% of the closing price at the end of the purchase period.

        Stock options provided to executive officers are typically granted at or near the beginning of each year in conjunction with the review of their individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our compensation committee during the course of the year. This review takes place, and option grants are made, at regularly scheduled meetings of the compensation committee and board of directors. Board and committee meetings are usually scheduled well in advance. Our board of directors and compensation committee intend to continue this practice of approving stock-based awards at regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not our board of directors or compensation committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The grant date of stock options granted to executive officers in 2007 was the date our board of directors and compensation committee met to approve such stock option grants. At a special meeting on January 23, 2008, the compensation committee approved the granting of stock options to executive officers with a grant date of February 5, 2008—the date of the originally scheduled compensation committee meeting. In accordance with our 2004 Equity Incentive Plan, the exercise price of all options is set at the closing price of our common stock as reported by the Nasdaq Global Market on the day of grant. Our board of directors or compensation committee may also approve stock option grants by unanimous written consent. In such cases, the date of grant is the last signature date as noted on the unanimous written consent. Option grants to non-executive employees typically occur annually in conjunction with their performance review, or shortly after hire, upon the next scheduled meeting of the board of directors. Option awards granted prior to our initial public offering in August 2004 were granted at the fair market value of our stock, based upon annual independent appraisals.

        Material terms of options granted to our named executive officers in 2007 included: a) exercise price equal to the closing market value as quoted by the Nasdaq Global Market on the date of grant; b) vesting in a series of eight equal installments over a four-year period, contingent on the executive officer's continued service to the Company; c) a term no longer than ten years; and d) vesting acceleration in the event of termination of employment without cause, or termination within 12 months following a change in control. Accordingly, options provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.

        Mr. Gianforte, our chairman of the board and chief executive officer, has not been granted stock options in the past due to his significant stock holdings that were obtained as our founder.

        In 2007, we granted 1.1 million stock option awards to all full-time employees as well as executive officers, or less than 4% of our outstanding common stock. Of this amount, 50,000 stock options were awarded to Michael A. Saracini upon his appointment as Vice President and General Manager—Americas on April 1, 2007. This grant was larger than the grants to other named executives in the interest of providing an opportunity for meaningful stock ownership for Mr. Saracini, and having regard also to the scope of his responsibilities. Mr. Saracini was also granted 15,000 stock options February 7, 2007 prior to his appointment as an executive officer. At the February 7, 2007 meeting, the compensation committee recommended and the board of directors approved the granting of 30,000 stock options each to Ms. Carstensen and Mr. Rassaby in recognition of their contributions to our success in 2006 and for incentive purposes. Mr. Mittelstaedt was granted 15,000 stock options February 7, 2007 prior to his appointment as an executive officer, and upon his appointment as Vice President—Marketing he was awarded an additional 20,000 stock options on June 7, 2007 in recognition for his contributions to us during 2006 and for incentive purposes.

        In February 2008, Ms. Carstensen was awarded 100,000 stock options and Mr. Davison was awarded 75,000 stock options, each at exercise prices of $10.93, which was the closing price of our common stock as reported by the Nasdaq Global Market on the grant date. These awards were provided in connection with Ms. Carstensen's appointment to Chief Operating Officer and Mr. Davison's appointment to Chief Financial Officer in January 2008. Mr. Davison was also granted 5,000 stock options February 7, 2007 prior to his appointment as an executive officer. All of the above options vest in eight equal increments over four years and terminate ten years from the date of grant.

        If the board of directors determined that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

Grants of Plan-Based Award

					Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)
Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date				Threshold (#)	Target (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)(1)
		Threshold ($)	Target ($)	Maximum ($)			Maximum (#)
Greg R. Gianforte CEO	2/7/07	$—	$200,000	$360,000	—	—	—	—	—	$—	$—
Susan J. Carstensen COO, VP and Former CFO(3)	2/7/07 2/7/07	— —	120,000 —	216,000 —	—	—	—	—	— 30,000	— 16.66	— 262,398
Alan A. Rassaby VP—General Counsel	2/7/07 2/7/07	— —	85,000 —	153,000 —	— —	— —	— —	— —	— 30,000	— 16.66	— 262,398
Michael A. Saracini VP & General Manager—Americas	2/7/07 6/7/07 6/7/07	— — —	— 175,000 —	— 315,000 —	— — —	— — —	— — —	— — —	15,000 — 50,000	16.66 — 15.12	114,246 — 369,385
Jason Mittelstaedt VP—Chief Marketing Officer	2/7/07 6/7/07 6/7/07	— —	— 70,000 —	— 126,000 —	— — —	— — —	— — —	— — —	15,000 — 20,000	16.66 — 15.12	122,475 — 147,754
Jeffrey C. Davison CFO, VP and Treasurer (4)	2/7/07	—	65,000	117,000	—	—	—	—	5,000	16.66	40,825
Jay Rising (5) Former President— Field Operations	2/7/07	—	200,000	360,000	—	—	—	—	— —	— —	— —

(1)
The exercise price of the option award is equal to the closing price of our common stock as reported by the Nasdaq Global Market on the date of grant.

(2)
See Note 1(p) and Note 9, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed March 14, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(3)
Ms. Carstensen served as Chief Financial Officer, Vice President, Treasurer and Assistant Secretary during 2007 and was appointed Chief Operating Officer on January 29, 2008.

(4)
Mr. Davison was appointed Chief Financial Officer, Vice President and Treasurer on January 29, 2008.

(5)
Mr. Rising's employment commencement date was October 9, 2006 and he resigned from RightNow on April 15, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Greg R. Gianforte CEO	—	—	—	$—	—	—	—	—	—
Susan J. Carstensen COO, VP and Former CFO	45,660 33,333 133,333 25,000 15,000 3,750	— — — 15,000 25,000 26,250	— — — — — —	0.45 1.50 1.50 12.81 19.25 16.66	10/14/09 2/13/12 1/29/13 2/09/15 1/19/16 2/07/17	— — — — —	— — — — —	— — — — —	— — — — —
Alan A. Rassaby VP— General Counsel	1,646 11,935 58,333 18,750 11,250 3,750	— — 8,333 11,250 18,750 26,250	— — — — — —	1.50 1.50 7.35 12.81 19.25 16.66	7/10/10 4/30/13 6/21/14 2/14/15 1/19/16 2/07/17	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Michael A. Saracini VP & General Manager—Americas	7,500 1,875 6,250	25,000 13,125 43,750	— — —	13.87 16.66 15.12	10/05/15 2/07/17 6/07/17	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Jason Mittelstaedt VP—Chief Marketing Officer	2,917 6,250 5,000 28,125 1,875 2,500	416 3,750 5,000 46,875 13,125 17,500 65,625	— — — — — — —	7.35 11.36 13.87 19.25 16.66 15.12 19.25	6/21/14 3/23/15 10/05/15 1/19/16 2/07/17 6/07/17 1/19/16	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Jeffrey C. Davison CFO, VP and Treasurer	16,665 5,000 11,250 625	— 5,000 18,750 4,375	— — — —	1.50 13.87 14.17 16.66	10/22/13 10/05/15 4/17/16 2/07/17	— — — —	— — — —	— — — —	— — — —
Jay Rising Former President—Field Operations	—	—	—	—	—	—	—	—	—

(1)
Options become exercisable in eight equal increments beginning six months following the date of grant.

(2)
The expiration date of each option award is ten years after the date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Greg R. Gianforte CEO	—	$—	—	$—
Susan J. Carstensen COO, VP and Former CFO	72,000	1,131,115	—	—
Alan A. Rassaby VP—General Counsel	47,063	663,079	—	—
Michael A. Saracini VP & General Manager—Americas	5,000	27,295	—	—
Jason Mittelstaedt VP—Chief Marketing Officer	6,413	104,779	—	—
Jeffrey C. Davison CFO, VP and Treasurer	—	—	—	—
Jay Rising Former President—Field Operations	—	—	—	—

(1)
Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

  Perquisites

        Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions. All employees that participate in our 401(k) plan receive a matching contribution from us in the amount of 50% of the employee's first 6% of contribution. Each year, we hold a sales meeting at an off-site location for our top performers. Participants may be accompanied by their spouse or a guest, the cost of which is paid by us. In 2007 and 2006, five of our executive officers made the trip and were accompanied by their spouses. All full-time employees are eligible to participate in our Employee Stock Purchase Plan, which in 2007 and 2006 provided a 5% discount from market price on the last day of the purchase period. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

  Post-Employment Compensation

        We do not provide pension arrangements, non-qualified deferred compensation, or post-retirement health coverage for our executives or employees. All full-time employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we intend to contribute to each participant's account a matching contribution equal to 50% of the first 6% of the participant's compensation that has been contributed to the plan. All of our executive officers, except Mr. Saracini, participated in the plan during 2007 and received matching contributions. All of our executive officers, except Mr. Rising, participated in the plan during 2006 and received matching contributions.

  Employment Contracts, Termination of Employment and Change-In-Control Agreements

        Employment Contracts.    We do not have employment contracts with any of our named executive officers. Accordingly, the employment of any of our named executive officers may be terminated at any time at our discretion.

        Termination Without Cause or For Good Reason Following Change in Control.    Our board of directors has adopted a policy applicable to all of the members of our executive management which provides that in the event of a change or loss of position within 12 months following a change-in-control transaction, our Chief Executive Officer will be entitled to receive a minimum of twelve months' salary and bonus as severance and any then-unvested options that were granted to him after April 20, 2004 will be accelerated in full and become fully vested, and any member of executive management other than our Chief Executive Officer will be entitled to receive a minimum of six months' salary and bonus as severance in the form of salary continuation, and any then-unvested options that were granted to him or her after April 20, 2004 will be accelerated in full and become fully vested. We amended the employment offer letters of each executive officer other than Messrs. Daines, Brown, Mittelstaedt and Saracini in March 2007, and we amended the employment offer letters of Messrs. Daines, Brown, Mittelstaedt and Saracini in June 2007, to incorporate this policy by providing that if such executive officer's employment is terminated by us without cause within twelve months following the date of a change in control, or such executive officer terminates his or her employment with us for good reason within twelve months following the date of a change in control, then such executive officer will receive: (i) acceleration of 100% of his or her then unvested stock options in connection with stock option awards made after March 2007, subject to the terms and conditions of each stock option agreement, and (ii) a minimum of twelve months' salary and bonus as severance in the form of salary continuation in the case of the Chief Executive Officer, and a minimum of six months' salary and bonus as severance in the form of salary continuation in the case of any executive officer other than the Chief Executive Officer. In January 2008, employment offer letters were accepted by Ms. Carstensen, in connection with her appointment as Chief Operating Officer, and by Mr. Davison, in connection with his appointment as Chief Financial Officer, Vice President and Treasurer, providing that if such executive officer's employment is terminated by us without cause within twelve months following the date of a change in control, or such executive officer terminates his or her employment with us for good reason within twelve months following the date of a change in control, then such executive officer will receive: (i) acceleration of 100% of his or her then unvested stock options in connection with stock option awards made after January 2008, subject to the terms and conditions of each stock option agreement, and (ii) six months' salary and bonus as severance in the form of salary continuation.

        All of our option agreements with our named executive officers in respect of options under the 2004 Stock Incentive Plan provide that upon the occurrence of a change-in-control transaction, all of the executive officer's unvested option shares will be completely vested, unless the option is assumed by the acquirer. If assumed by the acquirer, the option will become completely vested if within twelve months of the change-in-control transaction the executive officer is terminated without cause or terminates his or her employment for good reason. A change-in-control transaction includes (i) a transaction or series of transactions in which any person, entity or group becomes the beneficial owner of 35% or more of the combined voting power of our outstanding securities, (ii) a transaction in which our directors cease to constitute a majority of the board of directors, (iii) a consolidation or merger in which we are not the surviving entity or in which our stockholders do not have the same proportionate ownership in the surviving entity after the merger as they did immediately prior to the merger, the sale, lease, exchange or other transfer of all or substantially all of our assets, our liquidation or dissolution or (iv) any transaction that a majority of our directors determines constitutes a change-in-control. Cause includes termination of employment based upon (i) the willful and continued failure substantially to perform one's duties and obligations (other than due to physical or mental incapacity or good reason), (ii) a conviction or plea bargain in connection with the actual or alleged commission of a felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engagement in misconduct which causes us, our employees or our clients substantial monetary or other injury. Good reason includes terminating one's employment based upon (i) being assigned employment duties or responsibilities which are not substantially comparable in responsibility and status to the employment duties and responsibilities held immediately prior to the change-in-control transaction, (ii) a reduction in base salary as in effect immediately prior to the change-in-control transaction or (iii) being required to relocate offices more than 50 miles from one's office location immediately prior to the change-in-control transaction.

        Terminations Without Cause- No Change of Control.    Employment offer letters for Ms. Carstensen and Messrs. Rassaby, Mittelstaedt and Davison provide that if the executive officer is terminated other than for cause, he or she will be entitled to receive six months salary and bonus as severance in the form of salary continuation, and will be entitled to a 12.5% accelerated vesting of then unvested option shares under outstanding stock options. Mr. Saracini's offer letter includes the same term as it pertains to salary and bonus continuation, but entitles him to 25% accelerated vesting of then unvested option shares under his outstanding stock options. Mr. Rising's employment offer letter included the same terms as it pertained to salary and bonus continuation, and entitled him to 12.5% accelerated vesting of then unvested option shares.

        Summary Termination Table.    The following table summarizes each executive officer's present estimated entitlement to severance and the potential value of stock option acceleration upon a termination other than for cause, and a termination other than for cause or for good reason following a change in control, as if such termination occurred on January 1, 2008. The potential value of accelerated stock option vesting is based on the closing price of our stock on January 1, 2008 and is in addition to the value of vested stock options shown in the "Option Exercises and Stock Vested" table. Amounts shown for Ms. Carstensen and Mr. Davison reflect their appointments as Chief Operating Officer and Chief Financial Officer, respectively, as of January 29, 2008. Mr. Rising voluntarily resigned on April 15, 2007, and he will not receive any termination benefits.

	Termination Other than for Cause— No Change of Control			Termination within 12 months after a Change in Control
Name	Cash	Accelerated Option Vesting	Number of Accelerated Option of Vesting	Cash	Accelerated Option Vesting	Number of Accelerated Option of Vesting
Greg R. Gianforte	N/A	N/A	N/A	$575,000	—	N/A
Susan J. Carstensen	$200,000	4,219	1,875	200,000	33,750	15,000
Alan Rassaby	157,500	11,195	2,448	157,500	89,560	19,583
Michael A. Saracini	215,000	7,438	6,250	215,000	29,750	25,000
Jason Mittelstaedt	142,500	3,623	1,771	142,500	28,982	14,166
Jeffrey C. Davison	150,000	2,830	2,969	150,000	22,638	23,750

        We believe that the payment of compensation and the acceleration of unvested options in these circumstances is a common practice in comparable companies, and is justifiable from both a recruitment and retention perspective.

Principal Elements of Director Compensation

Compensation of Directors

        We have a policy to reimburse directors for reasonable expenses incurred in connection with their attendance at board and committee meetings, but we currently do not provide our directors with cash compensation for their services as members of our board of directors or any committee of our board of directors. Under our 2004 Equity Incentive Plan, non-employee directors are automatically granted stock options to purchase 30,000 shares of our common stock upon appointment to our board of directors, vesting in equal installments quarterly over three years. At each annual stockholders' meeting, each non-employee director who has not received an initial grant as described above during the same calendar year automatically receives an immediately vested option grant to purchase 15,000 shares of common stock, and each of our committee chairs who has not received an initial grant as described above during the same calendar year automatically receives an additional immediately vested option grant to purchase 5,000 shares of common stock. In addition, our lead independent director automatically receives an immediately vested option grant to purchase 1,000 shares of common stock at each annual stockholders' meeting. Each such option granted has an exercise price per share equal to the closing price of our common stock on the grant date as quoted by the Nasdaq Global Market, and has a maximum term of ten years. The compensation committee reviews the remuneration of directors annually. In 2007 and 2008, the compensation committee retained a compensation consultant, Towers Perrin, to provide comparative cash and non-cash remuneration provided to directors of other public companies. In its review of compensation for 2008, Towers Perrin reviewed the compensation practices for directors at 44 of our publicly traded peer companies. In its review of compensation for 2007, Towers Perrin reviewed the compensation practices for directors at 50 of our publicly traded peer companies. As a result of its 2007 and 2008 reviews, the compensation committee recommended that no change be made to the current director compensation package.

        Each of Messrs. Allen, Avis, Evans and Lansing and Ms. Taylor was automatically granted options to purchase 15,000 shares of our common stock at our annual stockholders' meeting in June 2007. In addition, Messrs. Allen and Lansing and Ms. Taylor were automatically granted options to purchase an additional 5,000 shares of our common stock at our annual stockholders' meeting in June 2007 in connection with their roles as committee chairs. Ms. Taylor also was automatically granted an option to purchase 1,000 shares of our common stock at our annual stockholders' meeting in June 2007 in connection with her role as lead independent director. These options have a ten year term, are fully vested and immediately exercisable at the date of grant, and have an exercise price of $15.12 per share. Mr. Kendra was automatically granted an option to purchase 30,000 shares of our common stock upon his appointment to our board of directors in March 2007. This option has a ten year term, vests and becomes exercisable in twelve installments of 2,500 shares every three months from the date of grant and has an exercise price of $16.38 per share.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Richard E. Allen	$—	$—	$122,552	$—	$—	$—	$122,552
Gregory M. Avis	—	—	78,063	—	—	—	78,063
Roger L. Evans(4)	—	—	78,063	—	—	—	78,063
Thomas W. Kendra	—	—	47,105	—	—	—	47,105
William J. Lansing	—	—	104,804	—	—	—	104,804
Margaret L. Taylor	—	—	109,288	—	—	—	109,288

(1)
Greg R. Gianforte, the chairman of our board of directors, has been omitted from this table as he receives no additional compensation for serving on our board.

(2)
Represents the amounts of compensation expense recognized in 2007 for financial reporting purposes related to stock option awards granted in 2007 and prior years, excluding the effect of forfeiture assumptions. See Note 1(p) and Note 9, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed March 14, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(3)
Aggregate option awards outstanding that have been granted to each of our non-employee directors named above, as of December 31, 2007, the last day of our most recent fiscal year, are as follows: Mr. Allen—90,000; Mr. Avis—30,000; Mr. Evans—94,999; Mr. Kendra—30,000; Mr. Lansing—93,333; and Ms. Taylor—95,333.

(4)
Mr. Evans resigned from our board of directors December 19, 2007.

Impact of Accounting and Tax Treatment of Compensation

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during 2007 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during 2008 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Compensation Committee Interlocks and Insider Participation

        During 2007, the compensation committee of our board of directors consisted of Mr. Allen, Mr. Evans, and Ms. Taylor. In January 2007, Mr. Lansing was appointed to the compensation committee to fill the vacancy created by the resignation of Mr. Evans. None of the compensation committee members has at any time been one of our officers or employees or an officer or employee of any of our subsidiaries. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

        The compensation committee of the board of directors has reviewed and discussed RightNow's compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in RightNow's definitive proxy statement on Schedule 14A for its 2008 annual meeting of stockholders, and be incorporated by reference in RightNow's annual report on Form 10-K for the fiscal year ended December 31, 2007, each as filed with the Securities and Exchange Commission.

        The foregoing report was submitted by the compensation committee of the board of directors and shall not be deemed soliciting material or to be filed with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

Margaret L. Taylor, chairperson
Richard E. Allen
William J. Lansing

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table provides information concerning beneficial ownership of our common stock as of March 31, 2008 by: (a) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock; (b) each of our named executive officers; (c) each of our directors; and (d) all of our directors and executive officers as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 33,569,371 shares of common stock outstanding as of March 31, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

        Unless otherwise indicated, the principal address of each of the stockholders below is c/o RightNow Technologies, Inc., 136 Enterprise Boulevard, Bozeman, Montana 59718.

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number	Percent
Greg R. Gianforte(1)	4,198,330	12.5%
Susan Gianforte(2)	3,654,065	10.9%
Richard E. Allen(3)	100,000	0.3%
Gregory M. Avis(4)	45,000	0.1%
Joseph Brown(5)	31,875	0.1%
Susan J. Carstensen(6)	279,826	0.8%
Steven D. Daines(7)	35,077	0.1%
Jeffrey C. Davison(8)	39,872	0.1%
Thomas W. Kendra(9)	10,000	0.0%
William J. Lansing(10)	251,666	0.7%
Jason Mittelstaedt(11)	60,417	0.2%
Michael A. Myer(12)	467,638	1.4%
Alan A. Rassaby(13)	116,915	0.3%
Michael A. Saracini(14)	23,750	0.1%
Margaret L. Taylor(15)	95,333	0.3%
All directors and executive officers as a group (14 persons)(16)	5,759,824	16.6%
Gianforte Family Charitable Trust(17)	3,612,050	10.8%
Roger L. Evans(18)(19)	103,697	0.3%
Entities affiliated with Greylock(19)	2,481,818	7.4%
T. Rowe Price Associates, Inc.(20)	4,167,133	12.4%

    *
    Less than 1% of the outstanding shares of common stock.

    (1)
    Includes 1,464,414 shares held by Greg and Susan Gianforte, co-trustees of the Greg Gianforte Revocable Trust dated May 23, 2005 and Greg and Susan Gianforte, co-trustees of the Susan Gianforte Revocable Trust dated May 23, 2005, Tenants in Common. Includes 500,000 shares held by the East Gallatin River Trust of Greg R. Gianforte, an irrevocable grantor retained annuity trust. Includes 487,930 shares held by the Gianforte

      Charitable Remainder Unitrust #1 and 1,201,721 shares held by the Gianforte Charitable Remainder Unitrust #2. Includes 544,265 shares held directly by Greg Gianforte. Does not include 3,612,050 shares of common stock held by the Gianforte Family Charitable Trust, a tax-exempt private foundation. Mr. and Mrs. Gianforte are co-trustees of such tax exempt private foundation, but disclaim beneficial ownership of the common stock registered in the name of such tax exempt private foundation.

    (2)
    Includes 1,464,414 shares held by Greg and Susan Gianforte, co-trustees of the Greg Gianforte Revocable Trust dated May 23, 2005 and Greg and Susan Gianforte, co-trustees of the Susan Gianforte Revocable Trust dated May 23, 2005, Tenants in Common. Includes 500,000 shares held by the East Gallatin River Trust of Greg R. Gianforte, an irrevocable grantor retained annuity trust. Includes 487,930 shares held by the Gianforte Charitable Remainder Unitrust #1 and 1,201,721 shares held by the Gianforte Charitable Remainder Unitrust #2. Does not include 544,265 shares held directly by Greg Gianforte. Mrs. Gianforte disclaims beneficial ownership of the shares held directly by Greg Gianforte. Does not include 3,612,050 shares of common stock held by the Gianforte Family Charitable Trust, a tax-exempt private foundation. Mr. and Mrs. Gianforte are co-trustees of such tax exempt private foundation, but disclaim beneficial ownership of the common stock registered in the name of such tax exempt private foundation.

    (3)
    Consists of 90,000 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 10,000 shares held directly by Richard E. Allen. Mr. Allen's principal address is 7135 Polo Ridge Drive, Littleton, CO 80128.

    (4)
    Includes 30,000 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 15,000 shares held directly by Gregory M. Avis. The principal address of Gregory M. Avis is 499 Hamilton Avenue, Palo Alto, CA 94301.

    (5)
    Includes 31,875 shares underlying options exercisable as of or within 60 days of March 31, 2008.

    (6)
    Includes 259,826 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 20,000 shares held directly by Susan J. Carstensen.

    (7)
    Includes 32,832 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 2,245 shares held directly by Steven D. Daines.

    (8)
    Includes 22,503 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 17,369 shares held directly by Jeffrey C. Davison.

    (9)
    Includes 10,000 shares underlying options exercisable as of or within 60 days of March 31, 2008. Mr. Kendra's principal address is 20330 Stevens Creek Blvd., Cupertino, CA 95014.

    (10)
    Includes 93,333 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 158,333 shares held directly by William J. Lansing. The principal address of William J. Lansing is 1060 Tonkawa Road, Orono, MN 55356.

    (11)
    Includes 60,417 shares underlying options exercisable as of or within 60 days of March 31, 2008.

    (12)
    Includes 308,000 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 159,638 shares held directly by Michael A. Myer.

    (13)
    Consists of 106,915 shares underlying options exercisable as of or within 60 days of March 31, 2008 and 10,000 shares held directly by Alan A. Rassaby.

    (14)
    Includes 23,750 shares underlying options exercisable as of or within 60 days of March 31, 2008.

    (15)
    Includes 95,333 shares underlying options exercisable as of or within 60 days of March 31, 2008. The principal address of Margaret L. Taylor is 531 Lodgepole Drive, Incline Village, NV 89451.

    (16)
    Includes the information set forth in notes 1 through 15 above.

    (17)
    Mr. and Mrs. Gianforte are co-trustees of the Gianforte Family Charitable Trust, a tax exempt private foundation, but disclaim beneficial ownership of the common stock registered in the name of such tax exempt private foundation. The principal address of the Gianforte Family Charitable Trust is 1320 Manley Road, Bozeman, MT 59715.

    (18)
    Includes 50,590 shares held directly by Roger L. Evans. Also includes 1,088 shares held by Langley Investments Limited Partnership; Roger L. Evans is a general partner of Langley Investments Limited Partnership. Mr. Evans disclaims beneficial ownership of the shares held by Langley Investments except to the extent of his pecuniary interest therein. Includes 2,020 shares held by the Roger L. Evans Revocable Trust. Does not include 214 shares held by the Timothy James Langley Evans Trust and 214 shares held by the Nicholas John Moreton Evans Trust. Mr. Evans disclaims beneficial ownership of the shares held by the Timothy James Langley Evans Trust and the Nicholas John Moreton Evans Trust. Roger L. Evans resigned from our Board of Directors effective December 19, 2007. The principal address of Roger L. Evans is c/o Greylock, 880 Winter Street, Suite 300, Waltham, MA 02451.

    (19)
    Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008, the securities are owned as follows: 969,397 shares held by Greylock IX Limited Partnership, 900,201 shares held by Greylock X Limited Partnership, 69,195 shares held by Greylock X-A Limited Partnership, 528,303 shares held by Greylock XI Limited Partnership and 14,722 shares held by Greylock XI-A Limited Partnership. Mr. Evans, was one of our directors until December 19, 2007, and is a general partner of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership; a General Partner of Greylock X GP Limited Partnership, the general partner of Greylock X Limited Partnership; a General Partner of Greylock X GP Limited Partnership, the general partner of Greylock X-A Limited Partnership; a General Partner of Greylock XI GP Limited Partnership, the general partner of Greylock XI Limited Partnership; and a General Partner of Greylock XI GP Limited Partnership, the general partner of Greylock XI-A Limited Partnership. Mr. Evans disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The principal address of entities affiliated with Greylock is 880 Winter Street, Suite 300, Waltham, MA 02451.

    (20)
    Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, the securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is an investment advisor with a principal address of 100 E. Pratt Street, Baltimore, MD 21202.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table gives certain information as of December 31, 2007 about our equity compensation plans.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Shares Remaining Available for Issuance Under Equity Compensation Plans (excluding shares in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by shareholders (1)	3,873,960	(2)	$11.81	3,970,816	(3)
Equity compensation plans not approved by shareholders	—			—

Total	3,873,960		$11.81	3,970,816

(1)
Consists of the 2004 Equity Incentive Plan, as amended, the 2004 Employee Stock Purchase Plan and the 1998 Long-Term Incentive and Stock Option Plan. No additional option grants are being made under the 1998 Long-Term Incentive and Stock Option Plan after August 5, 2004.

(2)
Excludes purchase rights accruing under the 2004 Employee Stock Purchase Plan which was approved by shareholders and had a total reserve of 750,300 shares as of December 31, 2007. Under the Purchase Plan, each eligible employee may purchase up to 5,000 shares of our common stock (through payroll deductions in an amount not to exceed 15% of their compensation for each pay period during a purchase period) on the last business day of June and December each year at a purchase price per share established by the administrator prior to the first business day of each purchase period. In no event, however, will the purchase price for any purchase period be less than the lesser of 85% of the fair market value of our common stock on the first business day and the last business day of that purchase period. For the purchase period ending June 30, 2008 the administrator has established a purchase price equal to 95% of the fair market value on June 30, 2008.

(3)
Consist of shares available for future issuance under the 2004 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan, as amended. As of December 31, 2007, an aggregate of 566,887 shares of common stock were available for issuance under the 2004 Employee Stock Purchase Plan and an aggregate of 3,403,929 shares of common stock were available for issuance under the 2004 Equity Incentive Plan. The number of shares of common stock reserved under our 2004 Employee Stock Purchase Plan automatically increases on the first day of each year in an amount equal to the lesser of (a) 500,000 shares or (b) 2% of the number of shares of our common stock outstanding on the last day of the preceding year or (c) such lesser number as determined by our board of directors. The number of shares of common stock reserved under our 2004 Equity Incentive Plan will automatically be increased on the first day of each year, in an amount equal to the lesser of (a) 1,000,000 shares or (b) 4% of the number of shares of our common stock outstanding on the last day of the preceding year or (c) such lesser amount as determined by our board of directors. On January 1, 2008, the additional reserve for the 2004 Equity Incentive Plan was automatically increased by 1,000,000 shares, and the reserve for the 2004 Employee Stock Purchase Plan was automatically increased by 100,000 shares as determined by the board on November 15, 2007. Since the effective date of the 2004 Employee Stock Purchase Plan, 183,413 shares of common stock have been purchased thereunder. During the current purchase period up to 240,000 shares of common stock are available for purchase under the 2004 Employee Stock Purchase Plan.

Certain Relationships and Related Party Transactions

        Since January 1, 2007, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading "Compensation Discussion and Analysis" and other than the transactions described below. Each of the transactions described below was reviewed and approved or ratified by our Audit Committee.

        Office Leases with Genesis Partners, LLC.    We lease from Genesis Partners, LLC approximately 29,724 square feet of office space at 40 Enterprise Boulevard, Bozeman, Montana, approximately 12,912 square feet of office space at 110 Enterprise Boulevard, Bozeman, Montana, approximately 9,184 square feet of office space at 77 Discovery Drive, Bozeman, Montana, approximately 12,912 square feet of office space at 100 Enterprise Boulevard, Bozeman, Montana and approximately 29,148 square feet of additional office space for our principal executive offices space at 136 Enterprise Boulevard, Bozeman, Montana. Greg Gianforte, our Chairman, Chief Executive Officer and President, and Steve Daines, our Vice President and General Manager Asia Pacific, beneficially own, directly or indirectly, 50% and 25% membership interests in Genesis Partners, respectively. The remaining 25% of Genesis Partners is beneficially owned by Mr. Daines' father, Clair Daines, who is a commercial real estate developer and builder. The 40 Enterprise Boulevard lease has a 120-month term that started April 1, 2001, with an option to extend for one additional 120-month period. The 110 Enterprise Boulevard lease has a 60-month term that started June 13, 2005 with an option to extend for two 60-month terms. The 136 Enterprise Boulevard lease has a 120-month term that started February 22, 2007, with two options to extend each for an additional 60-month period, and the right to terminate after 84 months of occupancy with 24 months prior written notice of termination. The 77 Discovery Drive lease has a 60-month term that started April 1, 2005, with an option to extend for two additional 60-month periods. Our current rent is $37,679.88 per month for the 40 Enterprise Boulevard lease; $11,327 per month for the 77 Discovery Drive lease; $15,925 per month for the 110 Enterprise Boulevard lease; and $35,218 for the 136 Enterprise Boulevard lease, including insurance, taxes and common area maintenance, but excluding utilities. We believe that the terms of these leases are no less favorable to us than they would have been if obtained from unaffiliated third parties.

        Reimbursement for Air Travel.    During 2007 we reimbursed Mr. Gianforte $20,915 for his business related travel on his personal plane. The amount reimbursed was determined by airfare quoted by commercial carriers.

        Indemnification Agreements.    We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

        Policies and Procedures for Related Person Transactions.    Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

        Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons. In addition, our Code of Ethics and Business Conduct requires that our officers and employees use good judgment to adhere to high ethical standards with respect to situations that create an actual or potential conflict between such person's personal interests and the interests of RightNow.

        Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person's position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person's position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership. Additionally, our general counsel reviews our sales pipeline every three months to identify customer prospects that are associated with any of our directors, nominees for director, executive officers, five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons, which must thereafter be approved by our Audit Committee prior to accepting any such orders if it would constitute a related person transaction.

        Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

  •
  compensation to executive officers determined by our Compensation Committee;

  •
  compensation to directors determined by our Compensation Committee or our Board; and

  •
  transactions in which all security holders receive proportional benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of RightNow. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of these forms, we believe that during 2007, each of our executive officers, directors and holders of ten percent or more of our common stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act.

ANNUAL REPORT

        We filed with the Securities and Exchange Commission an Annual Report on Form 10-K on March 14, 2008. A copy of the Annual Report on Form 10-K has been mailed concurrently with this proxy statement to all record holders of our stock entitled to notice of and to vote at the Annual Meeting, and is also posted on our web site at: http://investor.rightnow.com/annual-proxy.cfm. No separate annual report to the stockholders was prepared by us. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding us, are available on the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to our Corporate Secretary, RightNow Technologies, Inc., 136 Enterprise Boulevard, Bozeman, Montana 59718, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

By Order of the Board of Directors of RightNow Technologies, Inc.

Alan A. Rassaby Secretary

Dated April 22, 2008

RIGHTNOW TECHNOLOGIES, INC.
PROXY

Annual Meeting of Stockholders, June 6, 2008

This Proxy is Solicited on Behalf of the Board of Directors of
RIGHTNOW TECHNOLOGIES, INC.

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Friday, June 6, 2008 and the Proxy Statement and appoints Greg R. Gianforte and Susan J. Carstensen, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of RIGHTNOW TECHNOLOGIES, INC. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2008 Annual Meeting of Stockholders of the Company to be held at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715, on Friday, June 6, 2008 at 11:30 a.m. Mountain Daylight Savings Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To elect one director to serve for a three-year term ending at the 2011 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal:	FOR all nominees listed (except as indicated to the contrary hereon)	WITHHOLD AUTHORITY TO VOTE for all nominees listed
	Nominee: William J. Lansing	☐	☐
INSTRUCTION: To withhold authority to vote for the nominee, write the nominee's name in the space provided below:
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting, or any adjournment or postponement thereof.	☐	☐	☐

        The Board of Directors recommends a vote IN FAVOR OF the director listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of all of the directors listed above and IN FAVOR OF Proposal Two, and in accordance with the discretion of the proxies on any other matters to come before the Annual Meeting.

Please sign your name:	(Authorized Signature(s))	Date:
(Authorized Signature(s))

(This proxy should be marked, dated, signed by the stockholder(s) exactly as its name appears hereon and returned promptly in the enclosed envelope. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

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RIGHTNOW TECHNOLOGIES, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2008
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2008
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
AUDIT COMMITTEE REPORT
Executive Compensation
Summary Compensation Table
Grants of Plan-Based Award
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Director Compensation